UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Expeditors International of Washington, Inc.

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Expeditors® 2019 Notice of Annual Meeting & Proxy Statement EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. CORPORATE HEADQUARTERS SEATTLE, WA

SUPPLEMENT TO PROXY STATEMENT

RELATING TO 2022 ANNUAL MEETING OF SHAREHOLDERS

This supplement to the proxy statement should be read together with the proxy statement (the “Proxy Statement”) of Expeditors International of Washington, Inc. (“Expeditors” or the “Company”), filed with the Securities and Exchange Commission on March 22, 2022 in connection with the Company’s 2022 Annual Meeting of Shareholders to be held at the Company’s corporate office located at 1015 Third Avenue, Seattle, WA 98104 on Tuesday, May 3, 2022 at 8:00 a.m. (Pacific time).

The purpose of this filing is to update information contained in the Proxy Statement relating to Shareholder Proposal No 4: Political Spending Disclosure. The proposal seeks a commitment from Expeditors to produce a consolidated report, updated semiannually, disclosing the Company's policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum, as well as monetary and non-monetary contributions and expenditures on such activities.

We believe this proposal is not in the best interests of our shareholders because it is unnecessary and addresses an issue that is already expressly prohibited by current Company policies and our Code of Business Conduct.

Furthermore, while Expeditors is a member of some trade associations because we value their industry expertise, and membership helps us keep abreast of regulatory or licensing requirements, it is not to advance any political purposes. Because trade associations are independent organizations with many members that likely have divergent views and interests, trade associations may take positions and address public policy issues in a collective industry manner. Our membership in any trade association does not necessarily represent our agreement with the positions, views or objectives of the trade associations or of other members. Expeditors does not contribute to any PACs controlled by trade associations.

Given our stated policies not to engage in political campaigning whatsoever, the costs associated with gathering information from each of our 156 district offices and numerous branch locations on six continents would far exceed any perceived value in confirming what we already prohibit throughout our organization. The proponent’s estimate that it would only take eight hours to prepare his proposed semi-annual report is simply ridiculous. It demonstrates he does not understand the scope or the amount of work related to his own request. We believe our shareholders should not rely on this grossly understated cost estimate. It is important that shareholders clearly understand that the cost of this proposed semi-annual report will significantly exceed any perceived additional benefit. Simply put, it is a waste of money.

As we have already made clear and explicit, Expeditors’ policies prohibit the following:

-	Direct political contributions of any kind;
-	The use of Company funds for political purposes;
-	Grants to politically active trade associations for politically driven purposes;
-	Donations to trade associations and independent organizations for lobbying purposes;
-	The use of Company funds for third-party political expenditures.

Additionally, Expeditors’ Board of Directors maintains proper oversight over the Company’s prohibition against political spending by routinely reviewing the policies noted above with management and making updates to strengthen them as needed. All Expeditors’ employees, officers, and directors certify, on annual basis, that they have complied with Expeditors’ Code of Business Conduct, including the prohibition of using any Company assets, funds or premises, directly or indirectly, for any political campaign, election, or referendum.

Accordingly, we believe that adoption of this proposal is unnecessary as it would cause Expeditors to incur undue cost and administrative burden in preparing needless reports without delivering any commensurate benefit or value to our shareholders. These costs would include upgrading our software systems with global capabilities and hiring additional staff in each region to monitor, collect and report information.

Accordingly, the Board of Directors unanimously recommends that the Shareholders vote AGAINST Proposal No. 4 – Political Disclosure Shareholder Resolution.

X	The Board of Directors recommends a vote AGAINST this proposal.